SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☐    Preliminary Information Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒    Definitive Information Statement

SURGICAL SAFETY PRODUCTS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

☒    No Fee Required.

☐    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

SURGICAL SAFETY PRODUCTS, INC.

8374 Market Street, Number 439

Bradenton, FL 34202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 28, 2003

To Our Stockholders:

You are invited to attend our annual meeting (the “Meeting”) of stockholders to be held at the Offices of Franklin, Cardwell & Jones, 1001 McKinney, 18th Floor, Houston, Texas 77002, at 10:00 am Central Daylight Time on August 28, 2003 for the following purposes.

To approve amendments to the Certificate of Incorporation to

(a)	declare a 50:1 reverse stock split of all authorized shares of common stock;

(b)	increase the authorized capital to 200,000,000 shares, $.001 par value per share, consisting of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock; and

(c)	change the name of the Company to Power[3] Medical, Inc.

Our board of directors approved and adopted the amendments to the Company’s Certificate of Incorporation on July 8, 2003. If approved by the stockholders, the amendments will reduce the total number of shares outstanding from 98,541,501 (on a fully converted basis) to 48,912,830 (on a fully converted basis) and result in the reduction of the ownership interest of the existing common stockholders from approximated 50% of the total ownership interests in the Company to approximately 2% of the total issued and outstanding shares.

As of the close of business on August 5, 2003, the record date for shares entitled to notice of and to vote at the Meeting, there were 50,641,501 shares of our common stock and 3,990,000 shares of our Series A Preferred Stock outstanding. Each share of our common stock is entitled to one vote in connection with each matter to be considered at the meeting. Each share of our Series A Preferred Stock is entitled to 10 votes in connection with each matter to be considered at the meeting.

We are not asking you for a Proxy and you are requested not to send us a Proxy.

Any person that owns shares of our common stock or Series A Preferred Stock on August 5, 2003, is entitled to notice of and to vote at the Meeting. Please carefully read the enclosed information relating to the Meeting and your rights as a stockholder of the Company. This Information Statement was first mailed or provided to the stockholders of the Company on August 8, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

R. Paul Gray Secretary

SUMMARY

Transaction:

Amendment to the Certificate of Incorporation to declare a 50:1 reverse stock split of all authorized shares of common stock, increase the authorized capital stock to 200,000,000 shares, $.001 par value per share, consisting of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock, and change the Company’s name to Power[3] Medical, Inc.

Purpose:

To reduce the ownership interest of the present stockholders of the Company, provide a means of obtaining capital investment in the Company, and distinguish the post-split shares of common stock from the pre-split shares of common stock.

Record Date:	August 5, 2003

Method:	Amendment of the Certificate of Incorporation of Surgical Safety Products, Inc.

Exchange Ratios:

One share of the Company’s common stock will be issued for each 50 shares of the Company’s common stock outstanding as of the Effective Date. One share of the Company’s common stock will be issued for any fractional share of the Company that would otherwise be issued. The reverse stock split does not affect the exchange ratio of the Series A Preferred Stock or the number of shares or price of shares under the Compensation Warrants.

Ten (10) shares of the Company’s common stock will be issued for each share of the Company’s Series A Preferred Stock outstanding as of the Effective Date.

Effective Date:	September 7, 2003

1

Frequently Asked Questions

Regarding

Amendments to the Certificate of Incorporation of Surgical Safety Products, Inc.

The following questions and answers are intended to respond to frequently asked questions concerning the Amendments to the Certificate of Incorporation of Surgical Safety Products, Inc. (“SSPD” or the “Company”). These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read the entire Information Statement, as well as its appendices and the documents incorporated by reference in this Information Statement.

Q:    Why is SSPD amending its Certificate of Incorporation?

A:    There are three separate amendments proposed to be adopted by the stockholders: the declaration of a 50:1 reverse split, the authorization of additional capital stock, and the change of the Company’s name. The Board of Directors believes the Company is in serious financial condition and that the current stockholders have lost substantially all of the value of the shares outstanding. The Company is not able to issue additional capital stock to obtain funding for continued operations or compensate its employees because of the limitations imposed by the current Certificate of Incorporation. The amendments to the Certificate of Incorporation will reduce the equity interest of the current stockholders to a nominal level and provide the management of the Company with a substantial ownership interest necessary to insure their continued participation in the restructure of the Company. It will also provide for an increase in the authorized capital of the Company to provide available unissued shares of stock for use to raise funds for continued operations. The change of the Company’s name is intended to distinguish pre-split shares of common stock from post-split shares of common stock.

Q:    Why isn’t SSPD soliciting proxies relating to the Special Meeting?

A:    The board of directors, consisting of Messrs. Tim Novak and R. Paul Gray, and Mr. Jerry Leonard, a 5% stockholder of the Company, can vote directly more than a majority of all voting interests entitled to vote on the amendment to the Certificate of Incorporation and have committed verbally to vote for the amendments. Under New York General Corporation Law and our Certificate of Incorporation the amendments may be approved with a majority of the shares entitled to vote on it at a meeting called for that purpose. Since we believe the board of directors and Mr. Leonard already represent sufficient votes to approve the amendments, soliciting proxies is not necessary and represents a substantial and avoidable expense. We are, however, holding a meeting of the stockholders at which a vote will be taken because the New York General Corporation Law and our Certificate of Incorporation do not permit this action to be taken by written consent unless all stockholders entitled to vote agree. All stockholders as of the August 5, 2003 will be entitled to attend and vote at the meeting.

Q:    How will the amendments affect the owners of Surgical Safety Products, Inc.?

A:    There are outstanding 50,641,501 shares of common stock, 3,990,000 shares of Series A Preferred Stock which was convertible into 39,900,000 shares of common stock, and 8,000,000 warrants to purchase shares of common stock at various prices. After the Effective Date of the amendments, the ownership interest of the common stock will be diluted from approximately 50% of the total ownership interests in SSPD to approximately 2% of the total ownership interests in SSPD. The holders of the Series A Preferred Stock and warrants of SSPD will receive approximately 99% of the ownership interests in SSPD.

Q:    What steps have been taken by the Board of Directors to insure that the amendments are fair to the current holders of common stock?

A:    The Board of Directors considered various transactions to generate stockholder value, including sale of substantially all of the Company’s assets and distribution of the proceeds to the stockholders, merger of the Company with other corporations, and restructuring the Company to permit continued operation and growth. The

Company is presently unable to raise capital to undertake operations and does not have adequate assets to completely discharge its creditors. As a result, there is little likelihood that the current stockholders would receive any amount if the Company ceased to do business and liquidated its assets. Despite its best efforts, the board of directors was not able to locate a suitable merger partner that would provide the current stockholders with a significant interest in a sustainable company. The Board of Directors determined that the best opportunity to generate value for the stockholders over the long term was the adoption of a stock compensation plan for employees and consultants that provide services to the company, issuance of a series of preferred stock with supervoting and superconversion rights in exchange for new capital or forgiveness of existing liabilities, and a significant reduction in the ownership interests of the existing stockholders. The value received for the preferred stock and the terms of the compensation warrants were negotiated on an arms’ length basis and resulted in an immediate increase in the net worth of the Company of approximately $300,000.

Q:    How do I exchange certificates representing pre-split shares of SSPD for certificates representing post-split shares of SSPD?

A:    It is not necessary to exchange certificates representing pre-split shares of SSPD for certificates representing post-split shares of SSPD. Each certificate of SSPD issued prior to the Effective Date will be deemed to represent the number of shares of SSPD after the Effective Date that are issuable upon surrender. As such certificates are surrendered for transfer, new certificates representing post-split shares and the new name will be issued. If a stockholder wishes to exchange certificates representing pre-split shares of SSPD for certificates representing post-split shares of SSPD he or she may do so by sending the certificates to our transfer agent at the address listed below with instructions regarding the name and address of the person to whom such certificates are to be issued and delivered. Please contact our transfer agent at the following address for additional information on the exchange of certificates.

Signature Stock Transfer, Inc.

Attn: Jason Bogutski

2301 Ohio Drive

Suite 100

Plano, TX 75093

Q:    Can I require SSPD to purchase my stock?

A:    No. The corporate laws of the state of New York do not provide for the redemption or repurchase of shares of common stock in connection with the amendment to the Certificate of Incorporation.

Q:    Who will pay the costs of the amendments?

A:    SSPD will pay all of the costs of amending its Certificate of Incorporation, including the costs of distributing this Information Statement. We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of our common stock. We do not anticipate contracting for other services in connection with the reincorporation.

SURGICAL SAFETY PRODUCTS, INC.

8374 Market Street, Number 439

Bradenton, FL 34202

INFORMATION STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

August 28, 2003, and Adjournments

Approximate Date Information Statement First Sent to Stockholders:

August 8, 2003

This Information Statement relates to the Special Meeting of Stockholders (the “Special Meeting”) to be held at 10:00 am Central Daylight Time at the offices of Franklin, Cardwell & Jones, 1001 McKinney, 18th Floor, Houston, Texas on August 28, 2003, and any and all adjournments thereof. The board of directors has prepared and distributed this Information Statement. We are not soliciting proxies and request that you not send proxies to us for use in connection with the Special Meeting. All expenses incurred in this Information Statement will be paid by the Company.

The Special Meeting has been called by the board of directors of the Company to consider amendments (the “Amendments”) to the Company’s Certificate of Incorporation to (a) declare a 50:1 reverse stock split of all authorized shares of common stock, (b) increase the authorized capital stock of the Company to 200,000,000 shares, $.001 par value per share, consisting of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock, and (c) change the name of the Company to Power3 Medical, Inc. If approved by the stockholders, the Amendments will result in the reduction of the total ownership interest of our existing stockholders from approximately 50% to approximately 2% of the outstanding shares.

Any person that owns shares of our Common Stock or Series A Preferred Stock on August 5, 2003, is entitled to notice of and to vote at the Meeting.

QUORUM REQUIRED

The presence of the holders of a majority of the issued and outstanding stock entitled to vote, either in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Stockholders that are present but abstain from voting on any matter are counted for the purpose of determining whether a quorum is present. If there are not sufficient voting interests represented at the meeting to constitute a quorum, the meeting may be adjourned until a specified future date to allow the solicitation of proxies or attendance of additional stockholders.

VOTE REQUIRED FOR ADOPTION OF AMENDMENTS

The approval of the Amendments requires the affirmative vote of a majority of all of the outstanding voting interests, voting as a single group. Voting on each Amendment will be undertaken separately and the approval or rejection of any amendment is not a condition of the approval or rejection of any other Amendment. The holders of common stock are entitled to one vote relating to each Amendment for each share of common stock standing in their name on the books and records of the Company as of the record date. The holders of the Series A Preferred Stock are entitled to 10 votes relating to each Amendment for each share of Series A Preferred Stock standing in their name on the books and records of the Company as of the record date. As of the date of this

Information Statement, the Company’s board of directors consisting of Messrs. Tim Novak and R. Paul Gray, and Mr. Jerry Leonard, a 5% stockholder of the Company, have indicated that they intend to vote an aggregate of 15,853,670 shares of common stock and 3,990,000 shares of Series A Preferred Stock (55,753,670 of the total 90,541,501 voting interests or 61.6% of the total votes that may be cast for or against the Amendments) to approve the Amendments.

VOTING SECURITIES AND OWNERSHIP THEREOF

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on August 5, 2003, the record date for the Special Meeting, the Company had outstanding 50,641,501 shares of common stock, $.001 par value per share, and 3,990,000 shares of Series A Preferred Stock, $.001 par value per share. The following table lists the beneficial ownership of shares of the Company’s common stock and Series A Preferred Stock by (i) all persons and groups known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock or Series A Preferred Stock, (ii) each director and nominee, (iii) each person who held the office of Chief Executive Officer during the last fiscal year or at any time during the year ended December 31, 2002, (iv) the four highest compensated executive officers who were serving as executive officers on December 31, 2002 and received aggregate compensation during that year in excess of $100,000, and (v) all directors and officers as a group. None of the directors, nominees or officers of the Company owned any equity security issued by the Company’s subsidiaries other than director’s qualifying shares. Information with respect to officers, directors and their families is as of August 5, 2003 and is based on the books and records of the Company and information obtained from each individual. Information with respect to other stockholders is based upon the Schedule 13D or Schedule 13G filed by such stockholders with the Securities and Exchange Commission. Unless otherwise stated, the business address of each individual or group is the same as the address of the Company’s principal executive office and all persons have the sole authority to vote or receive the economic benefit of the shares listed.

		Amount and Nature of Beneficial Ownership
Name of Individual or Group	Class	Before Amendments	% of Class	After Amendments	% of Class
Timothy S. Novak,	Common	5,442,432	10.7	13,408,849	32.8
President and Chief Executive Officer Director	Preferred	1,330,000	33.3	-0-	NA

R. Paul Gray	Common	1,927,032	3.8	13,338,541	32.6
Chief Financial Officer, Treasurer, and Secretary Director	Preferred	1,330,000	33.3	-0-	NA

Jerry W. Leonard	Common	8,484,206	16.8	13,469,684	32.9
P.O. Box 634 Fredericksburg, Virginia 5% Stockholder	Preferred	1,330,000	33.3	-0-	NA

Reli-Communications(1)	Common	2,668,711	5.3	53,375	*
9813 Godwin Drive Manassas, Virginia 5% Stockholder	Preferred	-0-		-0-	*

Dr. G. Michael Swor	Common	6,494,445	12.8	129,889	*
4807 Higel Avenue Sarasota, Florida 34242 5% Stockholder	Preferred	-0-		-0-	*

All Directors and Officers as a Group (2 Persons)	Common	7,369,464	14.5	26,747,390	65.4
	Preferred	2,660,000	66.6	-0-	NA

(1)	Robert O. Tyler, trustee in bankruptcy, exercises voting, investment and dispositive control over securities owned by Reli-Communications.

CAPITALIZATION OF SURGICAL SAFETY PRODUCTS, INC.

AND EFFECT OF AMENDMENTS

Our authorized capital on the Effective Date consists of 100,000,000 shares of common stock and preferred stock, $.001 par value per share. On the August 5, 2003 there were 50,641,501 shares of our common stock, and 3,990,000 shares of our Series A Preferred Stock outstanding. Our Series A Preferred Stock is convertible into ten (10) shares of our common stock as of the record date. In addition, SSPD has issued warrants to purchase up to 8,000,000 shares of common stock at various exercise prices between $.001 per share to $.80 per share. The Company has only 1,458,499 authorized and unissued and unreserved shares of common stock.

The shares issuable pursuant to conversion of the Series A Preferred Stock or exercise of the warrants are not subject to adjustment for reverse splits, combinations or other transactions and will be converted or exercisable into 39,900,000 and 8,000,000 shares, respectively, of SSPD common stock on the Effective Date of the Amendments. If all of the Series A Preferred Stock is converted and all of the warrants are exercised after the adoption of the Amendments, the Company will have outstanding 48,912,830 shares of common stock of which the existing stockholders will own approximately 2%, the holders of the Series A Preferred Stock will own approximately 82% and the warrant holders will own approximately 16%. The adoption of the Amendments will not affect our total stockholder equity or total capitalization, however, the exercise of the outstanding warrants may result in a small increase to paid-in capital.

DESCRIPTION OF THE AMENDMENTS

The following description is qualified in its entirety by reference to the full text of the Certificate of Amendment to the Certificate of Incorporation attached to this Information Statement as Exhibit A. Although each of the Amendments is considered separately, all amendments are included in a single Certificate of Amendment under the corporate law of the State of New York. In the event that any one or more of the Amendments are not approved by the stockholders, the Certificate of Amendment will be modified before filing to delete the necessary provisions therefrom.

Amendment No. 1 – Declaration of a 50:1 Reverse Split

RESOLVED, that pursuant to Section 801 of the Business Corporation Law of the State of New York, the Certificate of Incorporation of Surgical Safety Products, Inc. is amended to change all authorized shares or common stock, $.001 par value per share, whether issued or unissued, into one-fiftieth share (.02 share) of common stock, $.001 par value per share by adding the following language to Article IV of the Certificate of Incorporation:

From and after the Effective Date of this Certificate of Amendment, each authorized share of common stock, $.001 par value per share, whether issued or unissued, is changed to represent one-fiftieth (.02) share of common stock, $.001 par value per share.

The board of directors believes the Company is in serious financial condition and that the current stockholders have lost substantially all of the value of the shares outstanding. On the record date, the Company does not have sufficient financial reserves and assets to repay all of its creditors and is not able to fund obligations as they arise. As a result of the financial condition and the number of shares of common stock outstanding, each share of the Company’s common stock trades, if at all, at approximately its par value of $.001 per share. The declaration of a 50:1 stock will reduce the number of shares of common stock outstanding and will reduce the percentage ownership of the common stockholders to approximately 2% of the total ownership interests on a fully diluted basis. The reverse stock split does not affect the exchange ratio of the Series A Preferred Stock or the number of shares or price of shares under the Compensation Warrants. The board of directors believes that the dilution of the existing stockholder interest in the Company is necessary to attract providers of services and funds for continuing operation of the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 1.

Amendment No. 2 – Authorization of 200,000,000 shares of Capital Stock, $.001 par value per share, consisting of 150,000,000 shares of common stock and 50,000,000 shares of preferred stock.

RESOLVED, that pursuant to Section 801 of the Business Corporation Law of the State of New York, the Certificate of Incorporation of Surgical Safety Products, Inc. is amended to increase the number of shares of authorized capital stock to 200,000,000 shares, $.001 par value per share, consisting of 150,000,000 common shares and 50,000,000 preferred shares by replacing the existing language of Article IV of the Certificate of Incorporation with the following:

The aggregate number of shares of capital stock that the corporation shall have authority to issue is Two Hundred Million (200,000,000), all of which shall have a par value of One Mil ($.001) per share, consisting of One Hundred Fifty Million (150,000,000) shares of common stock and Fifty Million (50,000,000) shares of preferred stock.

The Board of Directors, as it shall determine (1) shall have the authority to issue other classes of shares and the authority to establish the class, the aggregate number of shares in such class, whether the class is with or without par value and the relative rights, preferences and limitations of the class and (2) shall have the authority to issue any and all series of any classes of preferred shares and any and all of the designations of the series, the aggregate number of such series, whether the series is with or without par value, and the relative rights, preferences and limitations of any and all such series.

The board of directors believes that it is necessary to provide for a substantial number of authorized and unissued shares of capital stock for use in connection with the restructure and reorganization of the Company that can be issued for compensation, acquisition, and other corporate purposes. The Company has no current plans, commitments, arrangements or understanding for the issuance of additional shares of common stock. In the absence of Amendment No. 2, substantially all of the authorized capital stock of the Company will have been issued or reserved for issuance and there are no alternative sources for funding. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 2.

Amendment No. 3 – Change of Name

RESOLVED, that pursuant to Section 801 of the Business Corporation Law of the State of New York, the Certificate of Incorporation of Surgical Safety Products, Inc. is amended to change the name of the corporation to Power3 Medical, Inc. by replacing the existing language of Article I of the Certificate of Incorporation with the following:

The name of the corporation is Power3 Medical, Inc.

Amendment No. 3 is intended to distinguish shares of stock issued prior to the reverse stock split from shares of stock issued after the reverse stock split, to indicate the re-organization of the Company under a new board of directors and to otherwise distinguish the period of operation prior to the Effective Date of the Amendments from the period of operations after the Effective Date of the Amendments. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AMENDMENT NO. 3.

DILUTION OF COMMON STOCKHOLDERS

The approval of Amendment No. 1 will result in an immediate and substantial dilution of the current stockholders of SSPD. Immediately after the Effective Date of Amendment No. 1, there will be outstanding approximately 40,912,830 common shares, of which 39,900,000 shares will have been issued in exchange for the Series A Preferred Stock. The current stockholders will also be subject to additional dilution upon the exercise of the Compensation Warrants after the approval of Amendment No. 1.

EXCHANGE RATIO OF COMMON STOCK, SERIES A PREFERRED STOCK

AND COMPENSATION WARRANTS

The board of directors determined that, because of the current financial condition of the Company, it would require a significant dilution of the ownership interest of the existing holders of SSPD common stock to avoid liquidation, attract new investment, compensate creditors for certain existing debt, and recruit management and consultants to work with the Company without significant cash compensation. Since the necessary dilution would require the authorization of an impractically large number of shares of new common stock, the board of directors determined that it would be necessary to reduce the number of shares outstanding with an exchange ratio of one share of post split common stock for each 50 outstanding shares of SSPD. The ratio of 50:1 was determined by applying the necessary percentage of ownership required to attract management and investment to the largest practical number of authorized capital stock to be authorized by amendment to the Certificate of Incorporation.

The board of directors unanimously authorized the issuance of the Series A Preferred Stock with both supervoting and superdilution rights to attract investment and forgiveness of indebtedness. The number of shares of Series A Preferred Stock and its preferences and other rights (including supervoting and superdilution rights) were determined by negotiation with an independent investor. In addition, the board of directors unanimously authorized the warrants issued under the 2003 Stock Compensation Plan (the “Compensation Warrants”) to consultants providing services to the Company. The Compensation Warrants also contain superdilution rights. All warrants were issued on March 31, 2003 are presently exercisable at the prices set forth in the following table, and originally expired on September 30, 2003. The Company expects to extend the warrants until February 29, 2004, as a result of delays encountered in completing the restructure of the Company and continued need for the consultants’ services.

Number	Exercise Price Per Share
6,000,000	$.001
500,000	$.20
500,000	$.40
500,000	$.60
500,000	$.80

The number of warrants and their terms were the result of negotiation with consultants that have no other interest in the Company. In both cases, the board of directors determined that the superdilution rights were necessary because SSPD did not have authorized sufficient shares to provide the ownership percentage required by the investors in those securities. The corporate laws of the State of New York permit warrants and preferred stock to be exempted from the effects of a reverse split.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

The board of directors attempted to restructure the Company through a merger with a viable business but was unable to reach an agreement with any potential merger partners. In addition, the board of directors sought both debt and equity investment from various sources without success. In a final attempt to rescue the Company from complete liquidation, the board of directors retained Resource Capital Management, Inc., of Houston, Texas to advise it on structured alternatives to raise funding for operations and create value for the stockholders of the Company. Resource Capital Management, Inc. consulted with the directors regarding various alternatives and recommended the retention of other consultants to assist in developing a strategy to increase stockholder value, identify potential merger partners and develop internal reporting controls. Resource Capital Management was unable to identify any potential investors and recommended that the Company significantly reduce the ownership interests of the existing stockholders and give new investors or management a large ownership percentage of the Company in exchange for new investment and the necessary services.

In response to the financial needs of the Company, the board of directors elected to seek new investment from its major shareholders. The only investor to indicate a willingness to invest new funds was Mr. Jerry

Leonard, who agreed to provide $100,000 in new funds in exchange for a preferential position upon liquidation and approximately 25% of the voting rights of the Company. The board of directors created a series of preferred stock (the “Series A Preferred Stock”) to reflect the terms negotiated by Mr. Leonard on an arms’ length basis, including both super voting rights and super dilution rights necessary to prevent the subsequent reduction of the value of the investment. Based on the negotiations with Mr. Leonard, Mr. Tim Novak and Mr. Paul Gray, the only members of the Company’s board of directors, agreed to forgive a similar amount of indebtedness in exchange for preferential liquidation rights and 25% of the voting rights. The terms of the Series A Preferred Stock were determined by arms’ length negotiations and approved by the Company’s financial advisors.

The board of directors also created the 2003 Stock Compensation Plan and authorized the issuance of warrants (the “Compensation Warrants”) to provide a means for compensating consultants and employees without draining its limited cash reserves. The Compensation Warrants were also the subject of arms’ length negotiations with entities in which neither the members of management nor the Company’s financial advisors had an interest and were based on the required percentage ownership of the post-restructure entity such consultants demanded to undertake certain strategic development, systems development, and analysis services. The terms of the Compensation Warrants were determined by arms’ length negotiations and approved by the Company’s financial advisors.

The Company has not received a fairness opinion regarding the transactions approved by the board of directors because the Company is unable to pay the cost thereof. The board of directors believes such transactions were fair to the existing stockholders because of the increase in net worth arising from the new investment and reduction in indebtedness and because the Company will receive valuable services for which it cannot pay cash due to its limited cash reserves of the Company.

DEFENSES AGAINST HOSTILE TAKEOVERS

The following discussion summarizes the reasons for, and the operation and effects of, certain provisions in the Certificate of Incorporation of SSPD which management has identified as potentially having an anti-takeover effect. It is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the SSPD Certificate of Incorporation and bylaws.

The anti-takeover provisions of the SSPD Certificate of Incorporation, as amended by the Amendments, were unanimously approved by the board of directors of SSPD and are designed to minimize the possibility of a sudden acquisition of control of SSPD which has not been negotiated with and approved by the SSPD Board of Directors. These provisions may make it more difficult to remove the incumbent members of the Board of Directors and may insulate management from attempts to remove management by the holders of a majority of the voting stock of SSPD. To the extent these provisions successfully discourage attempts to acquire control of SSPD, they may prevent stockholders from receiving the benefit of a transaction or offer viewed by the stockholders to be in their best interests.

Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of the outstanding capital stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price.

We are not aware of any current effort to accumulate shares of SSPD or obtain control of SSPD by means of a merger, tender offer, solicitation in opposition to us or otherwise. These provisions may decrease the likelihood that a tender offer will be made, and if a tender of is made, decrease the likelihood that it will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer.

Authorized Shares of Capital Stock may Dilute Voting Rights. The SSPD Certificate of Incorporation, as amended by the Amendments, authorizes the issuance of up to 150,000,000 shares of common stock and 50,000,000 shares of serial preferred stock, without any action on the part of the stockholders. Additional shares of SSPD common stock may be issued that would dilute the current voting power of outstanding shares of common stock and shares of SSPD preferred stock with voting rights could be issued and would both dilute the voting rights of the outstanding voting shares and represent an additional class of stock required to approve any proposed transaction. The Board of Directors believes that it is necessary to have a significant number of authorized and unissued shares of capital stock, both common stock and undesignated preferred stock, available for issuance to raise capital and compensate employees and consultants.

Authorized Shares of Capital Stock may Increase Cost of Acquisition. The additional shares of authorized and unissued common stock and additional shares of authorized and unissued preferred stock represent additional capital stock that may be required to be purchased by an acquirer in any unsolicited acquisition. The existence of a substantial number of shares that may be issued at the discretion of the Board of Directors may discourage unsolicited attempts to acquire a significant amount of capital stock in the market. The Board of Directors believes that it is necessary to have a significant number of authorized and unissued shares of capital stock, both common stock and undesignated preferred stock, available for issuance to raise capital and compensate employees and consultants.

CONFLICTS OF INTERESTS

OF MANAGEMENT, CERTAIN 5% STOCKHOLDERS AND HOLDERS

OF SERIES A PREFERRED STOCK IN THE AMENDMENTS

On March 31, 2003, our board of directors, consisting of Messrs. Tim Novak and R. Paul Gray, adopted a restructure plan (the “Restructure Plan”) that included the adoption of a stock compensation plan for employees and consultants that provide services to the Company and the authorization and issuance of preferred stock to investors for new investment in the Company and to Messrs. Novak and Gray in exchange for existing indebtedness. Under the Restructure Plan, the board of directors created the Series A Preferred Stock and authorized the issuance of 1,330,000 shares of Series A Preferred Stock to Mr. Jerry Leonard, one of our 5% stockholders, for $100,000 in cash and 1,330,000 shares of Series A Preferred Stock to each of Messrs. Novak and Gray for forgiveness of a like amount of indebtedness for accrued and unpaid salaries. Each share of the Series A Preferred Stock is entitled to 10 votes, voting together with the common stock on all matters on which the common stock may vote and is convertible into 10 shares of common stock upon the occurrence of certain events, including the adoption of the Amendments.

As a result of the Restructure Plan, Messrs. Novak, Gray and Leonard acquired control of the Company through the ownership of the Series A Preferred Stock for a total consideration of $300,000. Messrs. Novak, Gray and Leonard will acquire a significant and controlling ownership interest in SSPD upon the Effective Date of Amendment No. 1, consisting of 317,075 shares of SSPD common stock issued in exchange for the outstanding shares of SSPD common stock and 39,900,000 shares of SSPD common stock issued in exchange for outstanding shares of the SSPD Series A Preferred Stock. The ownership interests of Messrs. Leonard, Novak and Gray, both before and after the Effective Date of Amendment No. 1 is provided in the beneficial ownership table on page 4. In addition, certain consultants will be able to acquire a significant but not controlling interest as a result of the issuance of warrants issued under the 2003 Stock Compensation Plan.

FINANCIAL INFORMATION

The financial statements and notes thereto contained in the Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB for the three months ended March 31, 2003, copies of which are provided to the stockholders with this Information Statement, are incorporated herein by reference. The Company will provide to any stockholder entitled to notice of and to vote at the Special Meeting a copy of any of the exhibits to the Annual Report on Form 10-KSB, as amended, upon written request to the Corporate Secretary at the Company’s principal executive offices set forth above. The Company may charge a reasonable amount for the costs of reproducing such exhibits.

By Order of the Board of Directors,

R. Paul Gray
Secretary

Dated:	August 8, 2003
Bradenton, Florida

Exhibit A

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION

OF

SURGICAL SAFETY PRODUCTS, INC.

f/k/a Sheffeld Acres Inc.

Under Section 805 of the New York Business Corporation Law

Article 1. The name of the corporation is Surgical Safety Products, Inc. f/k/a Sheffeld Acres Inc. (the “Corporation”).

Article 2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 19, 1993.

Article 3. The Certificate of Incorporation is amended to change the name of the Corporation to Power3 Medical, Inc.; effect a 50:1 reverse stock split; and increase the number of shares that the Corporation shall have authority to issue.

Article I of the Certificate of Incorporation is amended to read as follows:

ARTICLE I NAME

The name of the Corporation is Power3 Medical, Inc.

Article IV of the Certificate of Incorporation is amended to read as follows:

ARTICLE IV NUMBER OF SHARES

From and after the Effective Date of this Certificate of Amendment, each authorized share of common stock, $.001 par value per share, whether issued or unissued, is changed to represent one-fiftieth (.02) share of common stock, $.001 par value per share.

The aggregate number of shares of capital stock that the corporation shall have authority to issue is Two Hundred Million (200,000,000), all of which shall have a par value of One Mil ($.001) per share, consisting of One Hundred Fifty Million (150,000,000) shares of common stock and Fifty Million (50,000,000) shares of preferred stock.

The Board of Directors, as it shall determine (1) shall have the authority to issue other classes of shares and the authority to establish the class, the aggregate number of shares in such class, whether the class is with or without par value and the relative rights, preferences and limitations of the class and (2) shall have the authority to issue any and all series of any classes of preferred shares and any and all of the designations of the series, the aggregate number of such series, whether the series is with or without par value, and the relative rights, preferences and limitations of any and all such series.

Article 4. This Amendment was authorized first by vote of by the Board of Directors pursuant to the Certificate of Incorporation and then at a meeting of shareholders by vote of a majority of all the outstanding shares entitled to vote thereon.

Exhibit A – Page 1

IN WITNESS WHEREOF, Surgical Safety Products, Inc. f/k/a Sheffeld Acres Inc. has caused this certificate to be duly executed by its President on August 28, 2003.

Surgical Safety Products, Inc.

By:

Tim Novak, President

By:

Paul Gray, Chief Financial Officer

Exhibit A – Page 2

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

SURGICAL SAFETY PRODUCTS, INC.

f/k/a Sheffeld Acres Inc.

Under Section 805 of the Business Corporation Law

Filed by:

Franklin, Cardwell & Jones

1001 McKinney

18th Floor

Houston, Texas 77002

Exhibit A – Page 3